Exhibit 99.1

Revlon Announces Transformative 2020 Business Optimization Program and Refinancing Agreement

Announces New 2020 Business Optimization and Restructuring that Will Considerably Improve Profitability and Cash Flow – Expected to generate $200-$230 Million in Annualized Cost Reductions

Refinancing Commitment will Significantly Improve Capital Structure by Refinancing Debt including 2021 Senior Notes, Extending Maturities and Delivering New Funding for the Business

Company Releases Preliminary Unaudited Fourth Quarter and Full-Year 2019 Financial Results Showing Year-Over-Year Growth in Operating Income and Profitability Despite Continued Market Headwinds

Company to Host Conference Call Tomorrow, March 10, 2020 at 8:30 a.m. EDT

NEW YORK--(BUSINESS WIRE)--March 9, 2020--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced two important steps forward in strengthening the Company’s business, capital structure and foundation for future growth. First, the Company executed an agreement with Jefferies Finance LLC that will significantly enhance the Company’s capital structure by refinancing the Company’s Senior Notes due February 2021 and 2019 Term Loan, extend the Company’s near-term maturities and deliver new funding for the business.

Second, the Company announced a new Revlon 2020 Restructuring Program that is expected to generate significant annualized cost reductions of between $200 and $230 million by the end of 2022. The goal of the 2020 Program is to build a stronger global business operation, enhance the Company’s cost efficiency, and improve operating margin to continue accelerating the growth in operating income and profitability that the Company saw in 2019.

The Company also released preliminary and unaudited1 fourth quarter and full-year 2019 financial results and will host a conference call to discuss these significant milestones on March 10, 2020 at 8:30 a.m. EDT.

Revlon 2020 Restructuring Program and Cost Reductions

Building upon the successful 2018 Optimization Program by which the Company delivered $95 million of in-year cost reductions in 2019 ($125 million on an annualized basis), the Company is implementing a new worldwide organizational restructuring designed to reduce the Company’s selling, general and administrative expenses, improve the Company’s gross profit and Adjusted EBITDA and maximize productivity, cash flow and liquidity.

The new Revlon 2020 Restructuring Program is expected to deliver in the range of approximately $200 million to $230 million of annualized cost reductions by the end of 2022, with approximately 60% of these cost reductions to be realized from headcount reductions occurring in 2020.

The Revlon 2020 Restructuring Program includes rightsizing the organization and operating with more efficient workflows and processes that the Company implemented during the 2018 Optimization Program, such as streamlining support functions and distribution activities. The leaner organizational structure is also expected to improve communication flow and cross-functional collaboration, leveraging more efficient business processes.

In 2020, the Company expects to realize approximately $105 million to $115 million of in-year cost reductions and recognize approximately $55 million to $65 million of total pre-tax restructuring and related charges, consisting of employee-related costs, such as severance, retention and other contractual termination costs. In addition the Company expects restructuring charges in the range of $65 million to $75 million to be charged and paid in the period of 2021 to 2022. The Company expects that substantially all of these restructuring charges will be paid in cash generated by the business, with approximately $55 million to $65 million of the total charges expected to be paid in 2020, approximately $40 million to $45 million expected to be paid in 2021, with the balance expected to be paid in 2022.

Refinancing Agreement

The agreement reached with Jefferies to provide up to $850 million in new financing will be used to repay the 5.75% Senior Notes maturing in 2021 ($500 million outstanding), repay the 2019 Term Loan ($200 million outstanding) and provide additional funding for the Company. The Company plans to close the refinancing transaction in the second quarter.

Strategic Alternatives Review

The company also continues to work with Goldman Sachs on the strategic alternatives process which remains focused on exploring potential options for our portfolio and regional brands.

1See "Notices to Investors" below in the footnotes to this release.

Preliminary 2019 Fourth Quarter and Full Year Financial Results

The Company also released preliminary and unaudited financial results for the fourth quarter and full-year 2019 described below:2

  As Reported net sales were $699.4 million in the fourth quarter of 2019, compared to $741.6 million during the prior-year period, a decline of 5.7%. On a constant currency basis, net sales decreased 4.8% driven primarily by net sales declines in the Fragrances and Revlon segments, partially offset by net sales growth in the Elizabeth Arden segment. As Reported net sales includes the negative impact of $13.2 million of excessive coupon redemptions that remain in dispute with a single U.S. mass retailer. Excluding this impact, net sales on a constant currency basis declined 3.0%.
  As Reported operating income improved to $76.7 million in the fourth quarter of 2019, compared to $32.2 million during the prior-year period. The higher operating income was driven by $30.0 million in lower selling, general and administrative expenses due primarily to cost reductions related to the Company's 2018 Optimization Program and a benefit from the prior-year non-recurring accelerated amortization related to Pure Ice brand intangible assets, a $26.6 million gain on the divestiture of certain regional brands and a $18.0 million benefit from prior-year non-recurring goodwill impairment charge, partially offset by lower gross profit margin. Adjusted operating income improved 13.7% to $73.2 million from $64.4 million in the prior-year period.
  As Reported net income improved to $25.8 million in the fourth quarter of 2019 versus a $70.3 million net loss in the prior-year period. The higher net income was driven primarily by the $44.5 million improvement in operating income described above, a $41.9 million improvement in the benefit from income taxes driven primarily by a non-cash release of a foreign valuation allowance and a $16.0 million favorable foreign currency impact versus the prior-year period, partially offset by higher interest expense.
  Adjusted EBITDA(a) in the fourth quarter of 2019 was $111.9 million which included the impact of $9.8 million of tariffs and $1.3 million of negative foreign exchange. Excluding these items, Adjusted EBITDA decreased $6.0 million, or approximately 5%, versus prior-year.

"The refinancing commitment and the launch of the new restructuring program are significant steps forward in the transformation of our business for the future and create a structure that is designed for success in today’s beauty industry. The Revlon 2020 Restructuring Program is expected to create a stronger global business operations model, enhance cost efficiency, and improve operating and profit margins to continue accelerating the growth in operating income and Adjusted EBITDA that we generated in 2019. With an improved capital structure, increased liquidity, and more efficient and streamlined business, I am more confident than ever in our ability to take on the opportunities within our industry and continue to deliver for our key stakeholders, global customers and most importantly our deeply dedicated consumers," said Debra Perelman, President and CEO of Revlon.

2 The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Fourth Quarter 2019 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended December 31, (Unaudited)
	2019		2018		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$699.4	$712.6	$741.6	$743.0	(5.7)%	(4.1)%
Gross Profit	397.9	411.9	431.8	435.8	(7.9)%	(5.5)%
Gross Margin	56.9%	57.8%	58.2%	58.7%	-130bps	-90bps
Operating Income	$76.7	$73.2	$32.2	$64.4	138.2%	13.7%
Net Income (Loss)	25.8	23.6	(70.3)	(45.7)	136.7%	151.6%
Adjusted EBITDA		111.9		124.6		(10.2)%
Diluted Loss per Common Share	$0.49	$0.44	$(1.33)	$(0.86)	136.8%	151.2%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of our non-GAAP measures, including Adjusted Net Sales,
Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted
Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.

Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce websites, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.

Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Mitchum in anti-perspirant deodorants; and Cutex in nail care products. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.

Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), Britney Spears, Elizabeth Taylor, Curve, John Varvatos, Christina Aguilera, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, Paul Sebastian, Alfred Sung, Jennifer Aniston, Mariah Carey, Halston, Geoffrey Beene and AllSaints.

	Three Months Ended December 31, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2019	2018	% Change	XFX % Change

Revlon	$242.7	$261.4	(7.2)%	(6.2)%
Elizabeth Arden	$168.0	$156.3	7.5%	8.6%
Portfolio	$133.7	$144.1	(7.2)%	(5.9)%
Fragrances	$155.0	$179.8	(13.8)%	(13.4)%
Total	$699.4	$741.6	(5.7)%	(4.8)%

	Three Months Ended December 31, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2019	2018	% Change	XFX % Change

Revlon	$42.7	$54.0	(20.9)%	(19.8)%
Elizabeth Arden	$20.5	$22.1	(7.2)%	(5.9)%
Portfolio	$20.0	$13.7	46.0%	48.2%
Fragrances	$28.7	$34.8	(17.5)%	(17.2)%
Total	$111.9	$124.6	(10.2)%	(9.1)%

Revlon Segment

Revlon segment net sales in the fourth quarter of 2019 were $242.7 million, a 7.2% (or 6.2% XFX) decrease compared to the prior-year period. Excluding the impact of $13.2 million of excessive coupon redemptions that remain in dispute, segment net sales on a constant currency basis declined 1.1%. The segment's lower net sales were driven primarily by lower net sales of Revlon color cosmetics due to increased promotionality primarily in North America, lower net sales of Revlon ColorSilk hair color due to planned efforts to manage trade inventory levels, as well as overall category declines.

Revlon segment profit in the fourth quarter of 2019 was $42.7 million, compared to $54.0 million in the prior-year period, driven primarily by the segment's lower net sales and lower gross profit margin.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the fourth quarter of 2019 were $168.0 million, a 7.5% (or 8.6% XFX) increase compared to the prior-year period, driven by higher net sales of Elizabeth Arden skin care products, including Ceramide and Prevage, primarily internationally.

Elizabeth Arden segment profit in the fourth quarter of 2019 was $20.5 million, compared to $22.1 million in the prior-year period, primarily due to the segment's higher brand support and lower gross profit margin, partially offset by higher net sales.

Portfolio Segment

Portfolio segment net sales of $133.7 million in the fourth quarter of 2019 decreased by 7.2% (or 5.9% XFX) compared to the prior-year period, driven primarily by the segment's lower net sales of Mitchum products due to cycling against the prior year re-filling of retailer inventories after the ERP-related decline in customer service levels, partially offset by higher net sales of American Crew and Creme of Nature products.

Portfolio segment profit in the fourth quarter of 2019 improved to $20.0 million, compared to $13.7 million in the prior-year period, primarily as a result of lower overhead costs and brand support, as well as improved gross profit margin, partially offset by lower segment net sales.

Fragrances Segment

Fragrances segment net sales of $155.0 million in the fourth quarter of 2019 decreased by 13.8% (or 13.4% XFX) compared to the prior-year period, driven primarily by the overall softness in the U.S. mass fragrance category as well as the segment's lower net sales of Juicy Couture and Elizabeth Taylor fragrances due in part to door closures and timing of innovation, partially offset by higher net sales of Christina Aguilera fragrances.

Fragrances segment profit in the fourth quarter of 2019 was $28.7 million, compared to $34.8 million in the prior-year period, primarily as a result of lower segment net sales and lower gross profit margin, partially offset by lower brand support and distribution costs.

Geographic Net Sales

Overall, As Reported total net sales decreased by 5.7%, (or 4.8% XFX), as detailed below by segment for the Company's North America and International Regions.

	Three Months Ended December 31, (Unaudited)
(USD millions)	2019 As Reported	2018 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$129.3	$134.1	(3.6)%	(3.6)%
International	113.4	127.3	(10.9)%	(9.0)%
Elizabeth Arden
North America	$36.5	$39.4	(7.4)%	(7.4)%
International	131.5	116.9	12.5%	13.9%
Portfolio
North America	$84.4	$85.6	(1.4)%	(1.4)%
International	49.3	58.5	(15.7)%	(12.5)%
Fragrances
North America	$110.8	$129.0	(14.1)%	(14.1)%
International	44.2	50.8	(13.0)%	(11.6)%
Total Net Sales	$699.4	$741.6	(5.7)%	(4.8)%

Total Net Sales Summary
North America	$361.0	$388.1	(7.0)%	(7.0)%
International	338.4	353.5	(4.3)%	(2.3)%

Revlon Segment

In North America, Revlon segment net sales of $129.3 million in the fourth quarter of 2019 decreased by 3.6% compared to the prior-year period, driven primarily by lower net sales of Revlon color cosmetics due to overall category declines, higher levels of promotionality, as well as lower net sales of Revlon beauty tools within the U.S. mass retail channel, partially offset by higher net sales of Revlon hair care products and pipe fill to support first quarter 2020 promotions.

In International, Revlon segment net sales of $113.4 million in the fourth quarter of 2019 decreased by 10.9% (or 9.0% XFX) compared to the prior-year period, driven primarily by the segment's lower net sales of Revlon ColorSilk hair color due to planned efforts to manage trade inventory levels, and Revlon color cosmetics resulting from customer inventory management, partially offset by growth in Asia fueled by the e-commerce launch of Revlon color cosmetics in China.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales were $36.5 million in the fourth quarter of 2019, a decrease of 7.4% (or 7.4% XFX) compared to the prior-year period, driven in large part by decreased net sales of Elizabeth Arden fragrances, partially offset by higher net sales of Ceramide skin care products.

In International, Elizabeth Arden segment net sales of $131.5 million in the fourth quarter of 2019 increased by 12.5% (or 13.9% XFX) compared to the prior-year period, driven primarily by higher net sales of skin care products within the Company's Travel Retail business and in Asia, particularly in China.

Portfolio Segment

In North America, Portfolio segment net sales of $84.4 million in the fourth quarter of 2019 decreased by 1.4% compared to the prior-year period, driven primarily by lower net sales of Mitchum anti-perspirant deodorants and CND nail products due to cycling against the launch of Shellac Luxe during the prior-year period, partially offset by higher net sales of American Crew products.

In International, Portfolio segment net sales of $49.3 million in the fourth quarter of 2019 decreased by 15.7% (or 12.5% XFX) compared to the prior-year period, due to cycling against the prior year re-filling of retailer inventories after the ERP-related decline in customer service levels, as well as lower net sales of local and regional brands.

Fragrances Segment

In North America, Fragrances segment net sales of $110.8 million in the fourth quarter of 2019 decreased by 14.1% (or 14.1% XFX) compared to the prior-year period, driven primarily by lower net sales of Juicy Couture and Elizabeth Taylor fragrances, partially offset by higher net sales of Charlie fragrances.

In International, Fragrances segment net sales of $44.2 million in the fourth quarter of 2019 decreased by 13.0% (or 11.6% XFX) compared to the prior-year period, driven primarily by the segment's lower net sales of Juicy Couture fragrances due to the timing of innovation.

Cash Flow for the Full Year Period

Net cash used in operating activities in 2019 was $68.3 million, compared to $170.8 million in the prior-year period, driven by a lower net loss and favorable working capital changes, as well as one-time costs incurred in 2018 related to the remediation of the Company's ERP implementation. Free cash flow(a) used in 2019 was $97.3 million, compared to $228.0 million used in the prior-year period, with the improvement driven by lower operating cash flow usage and lower capital expenditures.

Liquidity Update

As of December 31, 2019, the Company had approximately $278.7 million of available liquidity, consisting of $104.3 million of unrestricted cash and cash equivalents, as well as $157.7 million in available borrowing capacity under the Amended 2016 Revolving Credit Facility (which had $272.4 million drawn as of such date) and $30.0 million in available borrowing capacity under the Amended 2019 Senior Line of Credit (which was undrawn as of such date), less float of $13.3 million.

Full Year 2019 Results

  As Reported net sales were $2,419.6 million in 2019, compared to $2,564.5 million during the prior-year period, a decline of 5.7%. On a constant currency basis, net sales decreased 3.5% driven primarily by net sales declines in the Portfolio, Fragrances and Revlon segments, partially offset by net sales growth in the Elizabeth Arden segment.
  As Reported operating income improved to $60.7 million in 2019, compared to a $85.2 million loss during the prior-year period. The higher operating income was driven primarily by cost reductions related to the Company's cost optimization initiatives, a $46.7 million benefit in gain on divested assets versus prior-year period and lower integration and restructuring expenses, partially offset by lower net sales.
  As Reported net loss decreased to $157.7 million in 2019 versus a $294.2 million net loss in the prior-year period. The lower net loss was driven primarily by the higher operating income described above, partially offset by higher interest expense.
  Adjusted EBITDA(a) in 2019 was $266.1 million versus $237.9 million in 2018, an increase of 11.9% versus the prior-year period.

	Year Ended December 31, (Unaudited)
	2019		2018		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$2,419.6	$2,432.8	$2,564.5	$2,576.0	(5.7)%	(5.6)%
Gross Profit	1,367.4	1,385.6	1,447.5	1,501.5	(5.5)%	(7.7)%
Gross Margin	56.5%	57.0%	56.4%	58.3%	10bps	-130bps
Operating Income (loss)	$60.7	$95.1	$(85.2)	$43.5	171.2%	118.6%
Net Loss	(157.7)	(130.3)	(294.2)	(194.9)	46.4%	33.1%
Adjusted EBITDA		266.1		237.9		11.9%
Diluted Loss per Common Share	$(2.97)	$(2.45)	$(5.57)	$(3.69)	46.7%	33.6%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of our non-GAAP measures, including Adjusted Net Sales,
Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted
Diluted Loss per Common Share.

	Year Ended December 31, (Unaudited)
(USD millions)	2019 As Reported	2018 As Reported	As Reported % Change	As Reported XFX % Change
Total Net Sales Summary
North America	$1,225.7	$1,354.2	(9.5)%	(9.3)%
International	1,193.9	1,210.3	(1.4)%	3.1%
Total Net Sales	$2,419.6	$2,564.5	(5.7)%	(3.5)%

Fourth Quarter 2019 Results Conference Call

The Company will host a conference call with members of the investment community on March 10, 2020, at 8:30 a.m. EDT to discuss its fourth quarter 2019 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)	Q4 2019	Q4 2018
Income Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$0.4	$2.4
Restructuring and related charges	3.1	8.3
Acquisition, integration and divestiture costs	3.2	1.9
Financial control remediation actions and related charges	3.6	—
Oxford ERP system disruption-related charges	—	4.0
Impairment charges	—	18.0
(Gain) loss on divested assets	(26.6)	—
Excessive coupon redemptions in dispute	13.2	—

(USD millions)	YTD 2019	YTD 2018
Income Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$8.1	$17.2
Restructuring and related charges	30.5	23.1
Acquisition, integration and divestiture costs	3.9	13.9
Financial control remediation actions and related charges	13.4	—
Oxford ERP system disruption-related charges	—	53.6
Impairment charges	—	18.0
(Gain) loss on divested assets	(26.6)	20.1
Excessive coupon redemptions in dispute	13.2	—

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

NOTICES TO INVESTORS

UNAUDITED RESULTS: The Company expects to complete its year-end audit procedures and file its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC on or about March 12, 2020. As the audit of the 2019 Form 10-K is yet to be finalized, the Company’s results presented herein are preliminary, unaudited and represent the most current information available to the Company’s management. The preliminary unaudited results included herein have been prepared by, and are the responsibility of, the Company’s management. KPMG LLP, the Company’s independent registered public accounting firm, has not yet expressed an opinion or any other form of assurance with respect to these financial results. The Company’s actual results may differ from the preliminary results due to the completion of the year-end financial closing procedures, review and audit and final adjustments and other developments that may arise between the date of this press release and the time that the Company files its 2019 Form 10-K with the SEC. Accordingly, all amounts in the press release are approximates.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things, (i) the Company’s plans: (A) to launch and consummate the refinancing transactions with Jefferies (the “2020 Refinancing Transactions”) and its belief that such transactions will strengthen the Company’s business, capital structure and foundation for future growth and significantly enhance the Company’s capital structure by refinancing the Company’s Senior Notes due February 2021 and 2019 Term Loan, extend the Company’s near-term maturities and deliver new funding for the business; (B) to use the proceeds thereof to repay in full indebtedness outstanding under Products Corporation’s 5.75% Senior Notes due February 2021 and Products Corporation’s 2019 Term Loan Facility, to pay related fees and expenses and to the extent of any excess, for general corporate purpose; and (C) the expected terms and conditions of the 2020 Refinancing Transactions; (ii) the Company’s plans to begin the process of implementing the Revlon 2020 Restructuring Program; including its expectation and belief that the Revlon 2020 Restructuring Program will build a stronger global business operation, enhance the Company’s cost efficiency, and improve operating margin to continue accelerating the growth in operating income and profitability that the Company saw in 2019, as well as reduce the Company’s selling, general and administrative expenses, as well as cost of goods sold, improve the Company’s gross profit and Adjusted EBITDA and maximize productivity, cash flow and liquidity, as well as rightsizing the organization and operating with more efficient workflows and processes and that the leaner organizational structure will improve communication flow and cross-functional collaboration, leveraging the more efficient business processes; (iii) the Company’s expectations regarding the amount and timing of the restructuring charges and payments related to the Revlon 2020 Restructuring Program, including that: (a) it will recognize during 2020 approximately $55 million to $65 million of total pre-tax restructuring and related charges and in addition restructuring charges in the range of $65 million to $75 million to be charged and paid in the period of 2021 to 2022; and (b) substantially all of the 2020 Restructuring Charges will be paid in cash generated by the business, with approximately $55 million to $65 million of the total charges expected to be paid in 2020, approximately $40 million to $45 million expected to be paid in 2021, with the balance expected to be paid in 2022; (iv) the Company’s expectations that as a result of the Revlon 2020 Restructuring Program, the Company will deliver in the range of $200 million to $230 million of annualized cost reductions by the end of 2022, with approximately 60% of these annualized cost reductions to be realized from the headcount reductions occurring in 2020, including the Company’s expectations that during 2020, the Company will realize approximately $105 million to $115 million of in-year cost reductions; (v) the Company's plans to explore certain strategic transactions pursuant to the Strategic Review. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC during 2018 and 2019 (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or the inability of the Company to successfully complete the 2020 Refinancing Transactions, in whole or in part, greater than anticipated costs in completing such transactions and/or difficulties in using the proceeds of the 2020 Refinancing Transactions as intended and/or less than expected benefits from such transactions; (ii) difficulties, delays or the inability of the Company to successfully complete the Revlon 2020 Restructuring Program, in whole or in part, which could result in less than expected operating and financial benefits from such actions; (iii) higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; (iv) difficulties, delays or the inability of the Company to realize, in whole or in part, the anticipated benefits from the Revlon 2020 Restructuring Program, such as delays in completing the Revlon 2020 Restructuring Program, which could reduce the benefits realized from such activities and/or difficulties with, delays in or the Company’s inability to generate certain reductions in its selling, general and/or administrative expenses and/or eliminate certain positions and/or changes in the timing of realizing such benefits and/or less than anticipated annualized cost reductions from the Revlon 2020 Restructuring Program and/or changes in the timing of realizing such cost reductions, and/or more than expected costs to achieve the expected cost reductions; and/or (v) difficulties or delays that could affect the Company's ability to consummate one or more transactions pursuant to the Strategic Review, such as due to the Company's respective businesses experiencing disruptions due to transaction-related uncertainty or other factors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Net sales	$699.4	$741.6	$2,419.6	$2,564.5
Cost of sales	301.5	309.8	1,052.2	1,117.0
Gross profit	397.9	431.8	1,367.4	1,447.5
Selling, general and administrative expenses	343.4	373.4	1,316.6	1,460.5
Acquisition, integration and divestiture costs	3.2	1.9	3.9	13.9
Restructuring charges and other, net	1.2	6.3	12.8	20.2
Impairment charges	—	18.0	—	18.0
(Gain) loss on divested assets	(26.6)	—	(26.6)	20.1
Operating income (loss)	76.7	32.2	60.7	(85.2)

Other expenses:
Interest expense	50.9	47.5	196.6	176.6
Amortization of debt issuance costs	4.2	3.9	14.6	13.0
Foreign currency (gains) losses, net	(10.9)	5.1	(1.9)	15.8
Miscellaneous, net	8.8	0.7	16.4	1.3
Other expenses	53.0	57.2	225.7	206.7

Income (loss) from continuing operations before income taxes	23.7	(25.0)	(165.0)	(291.9)
Provision for income taxes	3.4	45.3	0.2	2.2
Income (Loss) from continuing operations, net of taxes	20.3	(70.3)	(165.2)	(294.1)
Income (Loss) from discontinued operations, net of taxes	5.5	—	7.5	(0.1)
Net income (loss)	$25.8	$(70.3)	$(157.7)	$(294.2)

Other comprehensive (loss) income:
Foreign currency translation adjustments	(2.4)	2.9	(2.9)	(9.4)
Amortization of pension related costs, net of tax	1.8	1.9	9.0	8.4
Pension re-measurement, net of tax	(19.3)	(5.5)	(19.3)	(5.5)
Reclassification into earnings of accumulated losses from the de-designated 2013 Interest Rate Swap, net of tax	—	—	—	0.7
Other comprehensive loss, net	(19.9)	(0.7)	(13.2)	(5.8)
Total comprehensive income (loss)	$5.9	$(71.0)	$(170.9)	$(300.0)

Basic and Diluted earnings (loss) per common share:
Continuing operations	$0.38	$(1.33)	$(3.11)	$(5.57)
Discontinued operations	0.10	—	0.14	—
Net income (loss)	$0.49	$(1.33)	$(2.97)	$(5.57)

Weighted average number of common shares outstanding:
Basic	53,153,033	52,856,448	53,081,321	52,797,686
Diluted	53,153,033	52,856,448	53,081,321	52,797,686

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2019	2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$104.3	$87.3
Trade receivables, net	423.4	431.3
Inventories	448.4	523.2
Prepaid expenses and other current assets	135.3	152.0
Total current assets	1,111.4	1,193.8
Property, plant and equipment, net	408.6	354.5
Deferred income taxes	175.1	131.8
Goodwill	673.7	673.9
Intangible assets, net	490.7	532.0
Other assets	121.1	130.8
Total assets	$2,980.6	$3,016.8

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$2.2	$9.3
Current portion of long-term debt	288.0	348.1
Accounts payable	251.8	332.1
Accrued expenses and other current liabilities	414.9	430.9
Total current liabilities	956.9	1,120.4
Long-term debt	2,906.2	2,727.7
Long-term pension and other post-retirement plan liabilities	181.2	169.0
Other long-term liabilities	157.5	56.5
Total stockholders' deficiency	(1,221.2)	(1,056.8)
Total liabilities and stockholders' deficiency	$2,980.6	$3,016.8

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net loss	$(157.7)	$(294.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	162.9	177.2
Foreign currency (gains) losses from re-measurement	(1.9)	15.8
Amortization of debt discount	1.6	1.4
Stock-based compensation amortization	8.1	17.2
Impairment charges	—	18.0
(Benefit from) provision for deferred income taxes	(29.8)	1.7
Amortization of debt issuance costs	14.6	13.0
Non-cash loss (gain) on divested assets	0.9	(0.7)
(Gain) loss on divested assets	(26.6)	20.1
Pension and other post-retirement cost	7.2	2.6
Change in assets and liabilities:
Decrease (increase) in trade receivables	9.3	(0.3)
Decrease (increase) in inventories	74.5	(36.4)
Decrease (increase) in prepaid expenses and other current assets	16.8	(42.8)
(Decrease) increase in accounts payable	(73.2)	1.6
(Decrease) increase in accrued expenses and other current liabilities	(42.4)	23.9
Pension and other post-retirement plan contributions	(12.1)	(8.8)
Purchases of permanent displays	(46.2)	(80.7)
Other, net	25.7	0.6
Net cash used in operating activities	(68.3)	(170.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29.0)	(57.2)
Proceeds from the sale of certain assets	31.1	—
Net cash provided by (used in) in investing activities	2.1	(57.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(17.3)	(1.1)
Net (repayments) borrowings under the Amended 2016 Revolving Credit Facility	(62.6)	178.0
Net borrowings under the 2019 Term Loan Facility	200.0	—
Net borrowings under the 2018 Foreign Asset-Based Term Loan	—	88.9
Repayments under the 2016 Term Loan Facility	(18.0)	(18.0)
Payment of financing costs	(15.3)	(9.7)
Tax withholdings related to net share settlements of restricted stock units and awards	(1.6)	(3.6)
Other financing activities	(0.9)	(1.4)
Net cash provided by financing activities	84.3	233.1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.1)	(5.0)
Net increase in cash, cash equivalents and restricted cash	17.0	0.1
Cash, cash equivalents and restricted cash at beginning of period	87.5	87.4
Cash, cash equivalents and restricted cash at end of period	$104.5	$87.5
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$194.6	$163.7
Income taxes, net of refunds	9.9	16.0

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Reconciliation to net loss:
Net income (loss)	$25.8	$(70.3)	$(157.7)	$(294.2)
Loss from discontinued operations, net of taxes	5.5	—	7.5	(0.1)
Income (loss) from continuing operations, net of taxes	20.3	(70.3)	(165.2)	(294.1)

Interest expense, net	50.9	47.5	196.6	176.6
Amortization of debt issuance costs	4.2	3.9	14.6	13.0
Foreign currency (gains) losses, net	(10.9)	5.1	(1.9)	15.8
(Benefit from) provision for income taxes	3.4	45.3	0.2	2.2
Depreciation and amortization	38.3	57.8	162.9	177.2
Miscellaneous, net	8.8	0.7	16.4	1.3
EBITDA	$115.0	$90.0	$223.6	$92.0

Non-operating items:
Non-cash stock-based compensation expense	0.4	2.4	8.1	17.2
Restructuring and related charges	3.1	8.3	30.5	23.1
Acquisition, integration and divestiture costs	3.2	1.9	3.9	13.9
Financial control remediation actions and related charges	3.6	—	13.4	—
Oxford ERP system disruption-related charges	—	4.0	—	53.6
Impairment charges	—	18.0	—	18.0
(Gain) loss on divested assets	(26.6)	—	(26.6)	20.1
Excessive coupon redemption in dispute	13.2	—	13.2	—
Adjusted EBITDA	$111.9	$124.6	$266.1	$237.9

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,
	2019	2018
	(Unaudited)
Segment Profit:
Revlon	$42.7	$54.0
Elizabeth Arden	20.5	22.1
Portfolio	20.0	13.7
Fragrances	28.7	34.8
Total Segment Profit/Adjusted EBITDA	$111.9	$124.6

Reconciliation to loss from continuing operations before income taxes:
Income (loss) from continuing operations before income taxes	$23.7	$(25.0)
Interest expense	50.9	47.5
Amortization of debt issuance costs	4.2	3.9
Foreign currency (gains) losses, net	(10.9)	5.1
Miscellaneous, net	8.8	0.7
Operating income (loss)	76.7	32.2

Non-operating items:
Restructuring and related charges	3.1	8.3
Acquisition, integration and divestiture costs	3.2	1.9
Financial control remediation actions and related charges	3.6	—
Oxford ERP system disruption-related charges	—	4.0
Impairment charges	—	18.0
(Gain) loss on divested assets	(26.6)	—
Excessive coupon redemption in dispute	13.2	—
Adjusted Operating income (loss)	73.2	64.4
Non-cash stock-based compensation expense	0.4	2.4
Depreciation and amortization	38.3	57.8

Adjusted EBITDA	$111.9	$124.6

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2019	2018
	(Unaudited)
Segment Profit:
Revlon	$101.2	$129.6
Elizabeth Arden	37.6	24.4
Portfolio	45.0	7.9
Fragrances	82.3	76.0
Total Segment Profit/Adjusted EBITDA	$266.1	$237.9

Reconciliation to loss from continuing operations before income taxes:
Loss from continuing operations before income taxes	$(165.0)	$(291.9)
Interest expense	196.6	176.6
Amortization of debt issuance costs	14.6	13.0
Foreign currency (gains) losses, net	(1.9)	15.8
Miscellaneous, net	16.4	1.3
Operating income (loss)	60.7	(85.2)

Non-operating items:
Restructuring and related charges	30.5	23.1
Acquisition, integration and divestiture costs	3.9	13.9
Financial control remediation actions and related charges	13.4	—
Oxford ERP system disruption-related charges	—	53.6
Impairment charges	—	18.0
(Gain) loss on divested assets	(26.6)	20.1
Excessive coupon redemption in dispute	13.2	—
Adjusted Operating income	95.1	43.5

Non-cash stock-based compensation expense	8.1	17.2
Depreciation and amortization	162.9	177.2

Adjusted EBITDA	$266.1	$237.9

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$242.7	$261.4	$958.8	$998.3
Elizabeth Arden	168.0	156.3	520.0	490.2
Portfolio	133.7	144.1	487.8	564.6
Fragrances	155.0	179.8	453.0	511.4
Total Segment Net Sales	$699.4	$741.6	$2,419.6	$2,564.5

Non-operating items:
Excessive coupon redemption in dispute	13.2	—	13.2	—
Oxford ERP system disruption-related charges	—	1.4	—	11.5
Total Adjusted Net Sales	$712.6	$743.0	$2,432.8	$2,576.0

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Gross Profit	$397.9	$431.8	$1,367.4	$1,447.5
Non-operating items:
Restructuring and related charges	0.8	—	5.0	0.4
Excessive coupon redemption in dispute	13.2	—	13.2	—
Oxford ERP system disruption-related charges	—	4.0	—	53.6
Adjusted Gross Profit	$411.9	$435.8	$1,385.6	$1,501.5

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended December 31,
	2019	2018
	(Unaudited)

Reconciliation to net income (loss) and diluted loss per share:
Net income (loss)	$25.8	$(70.3)

Non-operating items (after-tax):
Restructuring and related charges	2.4	6.6
Acquisition, integration and divestiture costs	2.5	1.3
Financial control remediation actions and related charges	2.8	—
Oxford ERP system disruption-related charges	—	3.1
Impairment charges	—	13.6
(Gain) loss on divested assets	(20.0)	—
Excessive coupon redemption in dispute	10.1	—

Adjusted net income (loss)	$23.6	$(45.7)

Net income (loss):
Diluted income (loss) per common share	0.49	(1.33)
Adjustment to diluted income (loss) per common share	(0.05)	0.47
Adjusted diluted earnings (loss) per common share	$0.44	$(0.86)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,153,033	52,856,448

	Year Ended December 31,
	2019	2018
	(Unaudited)

Reconciliation to net loss and diluted loss per share:
Net loss	$(157.7)	$(294.2)

Non-operating items (after-tax):
Restructuring and related charges	24.0	18.8
Acquisition, integration and divestiture costs	3.0	10.7
Financial control remediation actions and related charges	10.3	—
Oxford ERP system disruption-related charges	—	40.7
Impairment charges	—	13.6
(Gain) loss on divested assets	(20.0)	15.5
Excessive coupon redemption in dispute	10.1	—

Adjusted net loss	$(130.3)	$(194.9)

Net loss:
Diluted loss per common share	(2.97)	(5.57)
Adjustment to diluted loss per common share	0.52	1.88
Adjusted diluted loss per common share	$(2.45)	$(3.69)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,081,321	52,797,686

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2019	2018
	(Unaudited)

Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(68.3)	$(170.8)
Less capital expenditures	(29.0)	(57.2)

Free cash flow	$(97.3)	$(228.0)

Contacts

Investor Relations:
212-527-5230 or Eric.warren@revlon.com